Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2013	2012	Change	2013	2012	Change
Income Account-
Retail Revenues-
Fuel	$1,160	$1,034	$126	$4,990	$4,743	$247
Non-Fuel	2,144	2,085	59	9,551	9,444	107
Wholesale Revenues	449	414	35	1,855	1,675	180
Other Electric Revenues	162	157	5	639	616	23
Non-regulated Operating Revenues	12	13	(1)	52	59	(7)
Total Revenues	3,927	3,703	224	17,087	16,537	550
Fuel and Purchased Power	1,388	1,239	149	5,971	5,601	370
Non-fuel O & M	1,008	974	34	3,857	3,791	66
MC Asset Recovery Insurance Settlement	(11)	—	(11)	(11)	(19)	8
Depreciation and Amortization	479	452	27	1,901	1,787	114
Taxes Other Than Income Taxes	224	224	—	934	914	20
Estimated Loss on Kemper IGCC	40	—	40	1,180	—	1,180
Total Operating Expenses	3,128	2,889	239	13,832	12,074	1,758
Operating Income	799	814	(15)	3,255	4,463	(1,208)
Allowance for Equity Funds Used During Construction	51	41	10	190	143	47
Leveraged Lease Income (Loss)	6	5	1	(5)	21	(26)
Interest Income	5	6	(1)	19	40	(21)
Interest Expense, Net of Amounts Capitalized	196	210	(14)	824	859	(35)
Other Income (Expense), net	(42)	(21)	(21)	(76)	(59)	(17)
Income Taxes	192	236	(44)	849	1,334	(485)
Net Income	431	399	32	1,710	2,415	(705)
Dividends on Preferred and Preference Stock of Subsidiaries	17	16	1	66	65	1
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$414	$383	$31	$1,644	$2,350	$(706)

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.